UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2012

Dear Shareholder:

You are cordially invited to attend the Company’s 2012 Annual Meeting of Shareholders, which will be held on Wednesday, May 9, 2012, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319.

The official Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the annual meeting and the various matters on which you are being asked to vote.

As is our custom, a brief report will be made immediately after the annual meeting on the Company’s 2011 activities and the outlook for 2012. We hope you will be able to attend the annual meeting. Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Jeffrey T. Bowman
President and Chief Executive Officer

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 9, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 1001 Summit Boulevard, N.E., Atlanta, Georgia, 30319, on Wednesday, May 9, 2012, at 2:00 p.m. Eastern Time, for the following purposes:

1. To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2012 fiscal year; and

3. To transact any and all other such business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated March 28, 2012. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 7, 2012 are entitled to vote at the annual meeting or any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2012:

The proxy statement and 2011 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the annual meeting, please call (404) 300-1000.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary

Atlanta, Georgia

March 28, 2012

It is important that your shares of Class B Common Stock be represented at the annual meeting whether or not you are able to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the annual meeting.

This Proxy is being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 9, 2012

The 2012 Annual Meeting of Shareholders of Crawford & Company, and any adjournment or postponement thereof (the “Annual Meeting”), will be held at the headquarters of the Company, located at 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319 on Wednesday, May 9, 2012 at 2:00 p.m., Eastern Time. This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about March 28, 2012. Our Annual Report to Shareholders for the fiscal year ended December 31, 2011 is also being delivered with the Proxy Statement and is also made available on the Internet at the web address above.

Why am I being furnished this Proxy Statement and Proxy?

You are being furnished this Proxy Statement and the accompanying Proxy Card, or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy.

All of the Company’s shareholders on the Record Date, described below, are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. However, only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.

If you sign and return the Proxy, you are appointing J.T. Bowman, W.B. Swain and A.W. Nelson as your representatives at the Annual Meeting. Messrs. Bowman, Swain and Nelson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy. This way, your shares will be voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting just in case your plans change.

Who is furnishing the Proxy Statement and Proxy?

The Board of Directors of the Company is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting.

How do I know if I am entitled to vote? What is a record date?

Only shareholders of record of our Class B Common Stock as of the close of business on March 7, 2012, which we refer to as the “Record Date,” are entitled to notice of, and to vote at the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 24,697,172 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.

I own shares of Class A Common Stock. Why did I receive this Proxy Statement?

This Proxy Statement is being mailed and delivered electronically to holders of our Class A Common Stock as of the Record Date for information only. Shares of Class A Common Stock are not entitled to vote at the Annual Meeting. Accordingly, no Proxy is being requested, and no Proxy should be returned, with respect to such shares.

Other than with respect to voting rights, what are the differences between Class A Common Stock and Class B Common Stock?

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the Class A Common Stock than on the Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless approved by the holders of 75% of the Class A Common Stock, voting as a class.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum at the Annual Meeting, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:

•	voted over the Internet or by telephone,

•	properly submitted via Proxy (even if the Proxy does not provide voting instructions), or

•	present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power with respect to that particular proposal and has not received voting instructions from the beneficial owner. Please note that banks and brokers which have not received voting instructions from their clients may not vote their clients’ shares on the election of directors, but may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent auditor.

On what items am I being asked to vote?

You are being asked to vote on two items:

•	the election of nine (9) directors; and

•	the ratification of Ernst & Young LLP as our independent auditor for our 2012 fiscal year.

How may I vote on all of the matters to be considered at the Annual Meeting?

With respect to the election of directors, you may:

•	vote FOR all nominees;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld, abstentions and broker non-votes, will have no effect on the outcome of the election of directors.

With respect to the ratification of our independent auditor, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The vote required to approve this proposal is a majority of the shares of Class B Common Stock present in person or represented by Proxy. For these purposes, abstentions and broker non-votes, as applicable, are neither counted as votes cast for or against the proposal and therefore will have no effect on the outcome of the vote.

How do I vote?

You may attend the Annual Meeting and vote your shares in person, or you may choose to submit your Proxy by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is properly revoked by you.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your Proxy.

•

Voting by Internet.    You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your Proxy.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a shareholder whose shares are held in “street name,” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under New York Stock Exchange, or “NYSE,” rules to vote their customers’ shares if the customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the year 2012 is considered a routine matter.

On “non-routine” matters, if the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but not for determining the number of shares voted for or against the non-routine matter. The proposal relating to the election of directors is considered a non-routine matter.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees and FOR the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company for the 2012 fiscal year, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

What if I change my mind after I return my Proxy?

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by the execution of another Proxy bearing a later date or by written notification to the Secretary of the Company. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

How can I obtain a copy of the 2011 Annual Report on Form 10-K and the 2011 Annual Report to Shareholders?

Our Annual Report to the Shareholders (which includes our Annual Report on Form 10-K) (“Annual Report”) for the fiscal year ended December 31, 2011 is enclosed herewith. Our Annual Report on Form 10-K, filed with the Securities and Exchange Commission, or “SEC,” and our Annual Report are available free of charge upon written request to the Secretary, Crawford & Company, P. O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site www.crawfordandcompany.com.

Who is paying the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our employees. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class A or Class B Common Stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Currently, the Board of Directors is fixed at nine members and, in accordance therewith, the Board has nominated the nine persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified. Each nominee is a current director who was elected by the shareholders at the Company’s previous annual meeting on May 5, 2011. If, at the time of the Annual Meeting, any of the nominees should be unable to serve, the persons named in the Proxy may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term until the next annual meeting and until his or her successor is elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for election as a director:

Harsha V. Agadi, age 49, is the Executive Chairman of Quizno’s, LLC, a quick service sandwich chain, a position he has held since February 2012. From August 16, 2010 until February 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream Corp., a restaurant chain which provides sandwiches and ice cream desserts. From December 26, 2004 until December 2, 2009, Mr. Agadi was Chairman and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. In addition, from 2000 until present Mr. Agadi has served as Chairman and Chief Executive Officer of GHS Holdings, LLC, an investing and restaurant consulting business. He serves on the boards of Quizno’s, LLC and Orient Express Hotels, Ltd. Mr. Agadi was appointed as a member of the Board on August 3, 2010. The Board believes Mr. Agadi’s experience in establishing global brands and improving the operations of companies he has led qualifies him to serve as a director of the Company.

P. George Benson, age 65, is the President of the College of Charleston, a position he has held since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. Dr. Benson has served as a member of the Board of Directors since 2005. Dr. Benson also serves as a member of the boards of directors of Primerica, Inc. and AGCO, Inc. Dr. Benson’s distinguished professional background in academics and leadership positions at the College of Charleston and University of Georgia, together with the experience he brings to the Board as a director of the Company for more than six years, led to the Board’s decision to nominate Dr. Benson for reelection to our Board.

Jeffrey T. Bowman, age 58, is the President and Chief Executive Officer of the Company. Mr. Bowman was appointed President and Chief Executive Officer of the Company effective January 1, 2008. Prior to that, from January 1, 2006 he was Executive Vice President and Chief Operating Officer — Global Property & Casualty of the Company and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 1, 2001 to December 31, 2005, he was President of Crawford & Company International, Inc. managing the Company’s international operations. He has served as a member of the Board of Directors since February 2008. Mr. Bowman has a designation of Fellow of the Certified Chartered Accountants from the United Kingdom based Association of Chartered Certified Accountants. The Board believes Mr. Bowman’s executive leadership, and the extensive industry expertise he has developed working in senior management, uniquely qualify Mr. Bowman to continue to serve as a director of the Company.

Jesse C. Crawford, age 63, is the President and Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 15, 2010. Prior to that and since September 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects. Mr. Crawford has served as a member of the Board of Directors since 1986. Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components, as well as the significant knowledge base acquired by having served as a director of the Company for more than 25 years qualify him to continue to serve on the Board.

James D. Edwards, age 68, is a retired partner of Arthur Andersen LLP. Mr. Edwards has served as a member of the Board of Directors since 2005. Mr. Edwards also serves as a member of the boards of directors of Cousins Properties, Inc., Transcend Services, Inc. and Huron Consulting Group, Inc. Mr. Edwards’ significant financial expertise developed through 30 years’ experience in public accounting, as well as his public company board experience in varied industries, were important considerations in the Board’s belief that Mr. Edwards is highly qualified to serve on our Board.

Russel L. Honoré, age 64, Lieutenant General (U.S. Army, Ret.), has served as a member of the Board of Directors since 2009. From 2004 through 2008, Gen. Honoré served as a lieutenant general in the U.S. Army, holding the post of Commanding General, First U.S. Army. Since his retirement in February 2008, Gen. Honoré has been self employed as a public speaker. Gen. Honoré has significant experience relating to disaster preparedness, particularly including his role as commander of the joint task force responsible for coordinating military relief efforts after Hurricane Katrina. The Board believes Gen. Honoré is highly qualified to serve as a director as a result of his significant leadership experience, public service background and his high level management insight and experience related to catastrophes and similar large-scale operations.

Joia M. Johnson, age 52, is the Chief Legal Officer, General Counsel and Corporate Secretary for Hanesbrands Inc., a marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, North Carolina. Ms. Johnson joined Hanesbrands Inc. in January 2007. From January 2001 until January 2007 she was Executive Vice President, General Counsel and Secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta, Georgia. Ms. Johnson serves on the H. J. Russell & Company board and on several professional and civic boards. Ms. Johnson was appointed as a member of the Board on February 1, 2011. The Board determined that her experience establishing and leading corporate legal functions, and particularly her leadership in the area of corporate social responsibility, qualify her to serve as a director of the Company.

Charles H. Ogburn, age 56, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement on July 31, 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as a member of the board of directors of Caribou Coffee Company and as a trustee of The Cook & Bynum Fund, a mutual fund. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which experience the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

E. Jenner Wood, III, age 60, is the Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division, a position he has held since April 2010. From June 2002 until April 2010, he was Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group. Mr. Wood has served as a member of the Board of Directors since 1997. Mr. Wood also serves as a member of the boards of directors of Oxford Industries, Inc. and Georgia Power Company. Mr. Wood’s experience in financing matters for companies in various industries and of various sizes, as well as his experience gained from sitting as a member of the board of other publicly-traded companies and the depth of his experiences with Crawford, led to the Board’s decision that Mr. Wood is highly qualified to serve on our Board.

Shareholder Vote

Each share of Class B Common Stock may:

•	vote FOR the election of the nine (9) nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld, or abstentions, and broker non-votes, will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each executive officer of the Company as of March 26, 2012:

Name	Office	Age
J. T. Bowman	President and Chief Executive Officer	58
W. B. Swain	Executive Vice President, Chief Financial Officer	48
A. W. Nelson	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer	47
K. B. Frawley	Executive Vice President, Chief Executive Officer, Americas	60
D. A. Isaac	Executive Vice President, Chief Executive Officer, The Garden City Group, Inc.	47
I. V. Muress	Executive Vice President, Chief Executive Officer — Europe, Middle East, Africa & Asia-Pacific	54
G. T. Gibson	Executive Vice President, Chief Strategy Officer	59
M. F. Reeves	Executive Vice President, Global Markets	59
D.M. Lisenbey	Executive Vice President, Chief Executive Officer and President, Broadspire Services, Inc.	48
P. G. Porter	Senior Vice President	61
B. S. Flynn	Executive Vice President	52
P. R. Austin	Senior Vice President	52
R. J. Cormican	Senior Vice President	64
W. F. Bell	Vice President and Controller	51

Mr. Bowman was appointed to his present position with the Company on January 1, 2008. From January 1, 2006 to December 31, 2007 he was Executive Vice President and Chief Operating Officer — Global Property & Casualty of the Company, and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 1, 2001 to December 31, 2005 he was President of Crawford & Company International, Inc., managing the Company’s international operations.

Mr. Swain was appointed to his present position with the Company on October 6, 2006 and from May 2, 2006 acted as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 1, 2000 he was Senior Vice President and Controller of the Company.

Mr. Nelson was appointed to his present position with the Company on January 7, 2008. From October 24, 2006 through January 7, 2008 he was Executive Vice President — General Counsel and Corporate Secretary of the Company. From October 17, 2005 through October 24, 2006 he was Senior Vice President — General Counsel and Corporate Secretary of the Company.

Mr. Frawley was appointed to his present position as Executive Vice President, CEO — Americas in charge of the Company’s Americas segment effective January 7, 2008. Prior to that and from February 23, 2005 when he joined the Company, he was responsible for the Company’s then legal settlement administration division.

Mr. Isaac was appointed to his current position with The Garden City Group, Inc. (“GCG”), a wholly-owned subsidiary of the Company, on May 6, 2008. Prior to that and from October 2006 he was Chief Executive Officer of GCG. Prior to that and from February 2000 he was President of GCG.

Mr. Muress was appointed to his present position as Executive Vice President, CEO — Europe, Middle East, Africa & Asia-Pacific (“EMEA/AP”), in charge of the Company’s EMEA/AP segment effective January 7,

2008. Prior to that and from January 2006 he was CEO-EMEA and from August 2002, when he joined the Company’s U.K. subsidiary, until January 2006 he was CEO — U.K. & Ireland, in charge of the Company’s operations in the United Kingdom and Ireland.

Mr. Gibson was appointed to his present position in charge of Global Strategy, Projects and Development effective January 7, 2008. Prior to that and from January 2006 he was Chief Executive Officer — The Americas, in charge of the international operations for the Company in the Americas outside of the United States. From January 2000 to January 2006 he was Chief Executive Officer — Canada in charge of the Company’s Canadian operations.

Mr. Reeves was appointed to his present position in charge of Global Markets effective January 7, 2008. Prior to that and from November 1, 2004 he was Senior Vice President — Corporate Multinational Risks, responsible for the strategy, sales and account management of the Company’s relationships with entities within the Fortune 1000.

Ms. Lisenbey was appointed to her present position as Executive Vice President, Chief Executive Officer and President, Broadspire Services, Inc., effective March 20, 2012. Prior to that and from July 2008, she was Senior Vice President, Chief Operating Officer — Medical Management of Broadspire Services, Inc. Prior to that and from October 2007 she was Senior Vice President — Medical Management of Broadspire Services, Inc. Prior to that and from January 2007 she was Vice President of Operations of Broadspire Services, Inc.

Mr. Porter was appointed to his current position January 19, 2005 and was interim Senior Vice President — Claims Management from December 15, 2004.

Mr. Flynn was appointed to his present position as Executive Vice President in charge of the Company’s global information technology operations on March 20, 2012. Prior to March 20, 2012 and from December 10, 2007 he was Senior Vice President in charge of the Company’s global information technology operations. Prior to joining the Company and since May 2001 he was Senior Vice President-Technology of BCD Travel USA, LLC, a travel management company.

Ms. Austin was appointed to her present position with the Company on April 24, 2006.

Mr. Cormican was appointed to his present position with the Company on February 15, 2005.

Mr. Bell was appointed to his present position with the Company on December 4, 2006.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence. The full text of our Corporate Governance Guidelines can be found on our website at www.crawfordandcompany.com by clicking on the “Corporate Governance” under the “About Us” tab, and are available in print to any shareholder that requests it.

As required by our Corporate Governance Guidelines, the Board of Directors reviewed and analyzed the relationships of each director and director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors or director nominees, or their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its Committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the

Board of Directors, except Mr. Bowman, who is an employee of the Company. In making the independence determinations, the Board considered that Mr. Wood’s employer, SunTrust Banks, Inc., is a customer of the Company and, in the ordinary course of its business, provides certain banking services to the Company. The Board has determined that the payments to or from the Company with respect to SunTrust Banks, Inc., as a percentage of either entity’s consolidated gross revenues, are immaterial and do not affect Mr. Wood’s independence. For additional information regarding this relationship, see “Information with Respect to Certain Business Relationships and Related Transactions.” While not a current nominee, the Board had also determined that Clarence H. Ridley was independent during the time he served on, and prior to his retirement from, the Board in 2011.

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has four standing committees: the Audit Committee; the Executive Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.

The Executive Committee.    The Executive Committee currently consists of Mr. Crawford as Chairman, and Messrs. Bowman and Ogburn as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held five meetings during 2011.

The Audit Committee.    The Audit Committee currently consists of Mr. Edwards as Chairman, Ms. Johnson and Messrs. Wood and Ogburn as members. The Board has determined that all of the members of the Audit Committee are independent under the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors. The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor, and approves the independent auditor’s audit and non-audit fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s Related Party Transactions Policy. The Company’s Related Party Transactions Policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s Related Party Transactions Policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions. The Audit Committee held five meetings during 2011.

The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Dr. Benson as Chairman, and Messrs. Honoré and Crawford as members. The Nominating and Corporate Governance Committee operates under a written charter, approved by the Board of Directors. The Nominating and Corporate Governance Committee actively reviews and selects director nominees for the Board and advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices. The Nominating and Corporate Governance Committee also identifies and evaluates nominees for director according to the guidelines stated in this written charter, and will also consider director candidates recommended by shareholders on the same terms. Except as described below, given evolving needs and challenges of the Company, the Committee does not believe it is appropriate to specify criteria for directors, but rather believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities, and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location, and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person shall be eligible for nomination or renomination to the Board after such person has reached the age of 70. In selecting directors, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs. The Nominating and Corporate Governance Committee held four meetings during 2011.

Compensation Committee.    The Compensation Committee currently consists of Mr. Wood as Chairman and Messrs. Agadi, Edwards and Ogburn as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company. This Committee held nine meetings in 2011. For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Non-Management Directors

Non-management and independent directors are required to meet regularly without management participation. During 2011, there were four meetings of non-management and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2011, the Board of Directors held five meetings. Each of the Company’s directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period that he or she served). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. At the 2011 annual meeting, all director nominees who were then members of the Board attended.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics are available on its website at www.crawfordandcompany.com under “Corporate Governance,” located under the tab “About Us,” and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 1001 Summit Boulevard, N.E., Atlanta, Georgia 30319.

Leadership Structure

The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and responsibilities of the various Board members and management, and in light of the general economic, business and competitive environment facing the Company, such separation of the chairman and chief executive officer roles enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure. Furthermore, we believe that maintenance of separation of the chairman function from that of the chief executive officer currently allows the chief executive officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making. The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business. Our Board also periodically reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents.

Director Compensation

Each non-employee member of the Board was entitled to receive an aggregate of $60,000 in cash and stock for service to the Company in 2011. The cash portion of the compensation was paid quarterly in $7,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and was paid in February 2012 to individuals who were on the Board on December 31, 2011. Annual restricted share grants to directors vest on the January 1 next following the grant date. In addition to the foregoing, each non-employee director was entitled to receive $1,000 for each Board or committee meeting attended. Further, the Chairman of the Board and the Chairman of the Audit Committee were also each entitled to a retainer of $3,000 per quarter, and the Chairman of each of the Executive, Compensation and Nominating and Corporate Governance Committees was also entitled to a retainer of $2,500 per quarter. The chairman of the Board was also entitled to receive $90,000 in restricted shares of Class A common stock, paid in quarterly increments. This restricted share grant vested on January 1, 2012. Directors who also serve as employees of the Company do not receive separate compensation for their service to the Board.

The following table provides compensation information for the year ended December 31, 2011 for each individual who served as a non-management member of our Board of Directors during 2011. See “Summary Compensation Table” for information relating to Mr. Bowman’s compensation.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Harsha V. Agadi	$52,500	$29,999	—	—	$1,017	$83,516
P. George Benson	50,000	29,999	—	—	1,017	81,016
Jesse C. Crawford	55,000	29,999	—	—	1,017	86,016
James D. Edwards	62,000	29,999	—	$1,222	1,017	94,238
Russel L. Honoré	39,000	29,999	—	—	1,017	70,016
Joia M. Johnson	29,500	29,999	—	—	1,017	60,516
Charles H. Ogburn	55,000	118,392	—	—	2,635	176,027
Clarence H. Ridley(4)	8,500	29,999	—	—	1,017	39,516
E. Jenner Wood, III	60,000	29,999	—	—	1,017	91,016

(1)

Represents the grant date fair value of awards calculated utilizing the provisions of Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“ASC 718”). See Note 10 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan. At December 31, 2011, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Dr. Benson 36,000; Mr. Crawford 27,000; Mr. Edwards 39,000; and Mr. Wood 33,000.

(2)	For 2011, Mr. Edwards had $1,222 in preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

(3)	Represents dividends paid on restricted shares of the Company’s Class A common stock.

(4)	Mr. Ridley did not stand for re-election at the 2011 annual meeting.

Stock Ownership Guidelines for Non-Management Directors

The Compensation Committee has approved director stock ownership guidelines with specified equity ownership targets for non-management members of our Board. Non-management Board members are required to own shares in the Company equal in value to their annual cash retainer (currently $30,000). Current non-management members of the Board are in compliance with the applicable ownership targets.

Communications with our Board and Shareholder Nominees

Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P. O. Box 1261, Tucker, Georgia 30085-1261. Your letter will be shared with all members of our Board and may, at the discretion of our Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.

Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of the common stock of the Company for at least one year prior to the submission of a candidate and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Nominating and Corporate Governance Committee at P. O. Box 1261, Tucker, Georgia 30085, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating and Corporate Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices are focused primarily on our executive officers, with additional detail provided for our CEO, CFO and the other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below, whom we collectively refer to as our “named executive officers.” The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interest to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee regularly reviews these compensation programs, and makes adjustments as appropriate to accomplish these objectives. The Compensation Committee believes that our executive compensation program is appropriately structured to achieve our objectives, including attracting and retaining talented executives, and holders of in excess of 92.4% of our shares voted to approve, on an advisory basis, our executive compensation at our 2011 annual meeting of shareholders. Accordingly, no significant changes were made to the structure of our executive compensation program in 2011. The Company currently conducts say-on-pay votes every two years, and expects the next say-on-pay vote in connection with the 2013 annual meeting.

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among other responsibilities, is to (1) annually review the Company’s goals and objectives relative to CEO and executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable officers at comparable companies and the awards given to the Company’s executive officers in past years, (2) annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers, (3) annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs, (4) review and approve the adoption, terms and operation of the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans, and (5) in light of the foregoing, consider and grant bonuses, stock options, performance share units, restricted stock and other discretionary awards, as appropriate, under the Company’s incentive compensation and equity-based plans. As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.

Role of Certain Senior Executive Officers in Executive Compensation Matters

Our executive officers also play an important role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation. Certain of the Company’s most senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers under our incentive compensation plans and the assessment of the performance of executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee considers any such recommendations when determining overall individual compensation.

Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, as deemed necessary, any compensation consultant to assist in the evaluation of director, CEO or executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2011, the Compensation Committee engaged Pay Governance, LLC to advise it on executive and general compensation matters for the Company, including the design of short and long-term incentive compensation alternatives. Pay Governance, LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee.

Benchmarking

During 2011, the Compensation Committee directed the Company to commission an executive compensation market study. The Company engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) for the study.

Pearl Meyer does not have a relationship with, nor did it provide service to, the Company other than its engagement for analysis of our executive compensation programs. Compensation of the Company’s executive officers was benchmarked against compensation paid to a selected comparator group of the Company. Compensation was benchmarked in five areas: (i) base salary, (ii) short-term incentives as a percentage of base salary, (iii) total cash, (iv) long-term incentives as a percentage of base salary, and (v) total direct compensation. Due to the limited number of direct competitors of the Company that are both publicly traded and of a similar size, a comparator group of similarly sized companies, pulled from the insurance and professional services industries, was developed. Pearl Meyer used publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group as well as broader general industry practice. These independently conducted surveys generally included data from numerous organizations from across various industry groupings and specific international regions and allowed for comparisons to be made on the basis of scope measures relevant to the Company. The Compensation Committee took the findings of the market study into consideration for its review of our executive officer compensation.

2011 Comparator Group

The 2011 comparator group consisted of the following companies:

Robert Half International, Inc.

SFN Group, Inc.

Arthur J Gallagher & Company

Stewart Information Services

FTI Consulting, Inc.

Verisk Analytics, Inc.

FBL Financial Group, Inc.

National Financial Partners, Inc.

Brown & Brown, Inc.

Meadowbrook Insurance Group, Inc.

Huron Consulting Group, Inc.

Elements of Compensation

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors, including recommendations from senior executive officers and any compensation consultants, both described above, the recent historical (and expected) performance of the individual executive officer, the Company’s historical financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity (i.e., compensation levels of our senior executives relative to each other) and the appropriate level of risk-taking, all as described below.

In 2011, there were three key elements in the Company’s executive compensation program: (1) base salary, (2) annual incentives and (3) long-term incentives. The Compensation Committee views base salary as the reward for individual job performance and merit. Annual incentives are designed to reward achievement of specified goals on a company-wide or business unit level, as applicable. Long-term incentives are designed to reward delivery of shareholder value and are designed to encourage employee retention. The Compensation Committee did not follow a precise formula for allocating between these three key elements of compensation to its executive officers. Each element of compensation operates independently of the other and is designed to motivate towards, and reward, a different component of results, thus the Compensation Committee does not believe it is appropriate that payment (or lack thereof) of one element in any period generally should impact payment of any other elements. However, the Compensation Committee reviews information that compares each element of compensation, both separately and in the aggregate, to amounts paid for positions with similar duties and responsibilities at comparable or peer group companies, and believes it appropriate to target each element of compensation near the median, or midpoint of compensation paid by such companies.

Compensation and Risk Management

The Compensation Committee does not believe that our executive compensation programs encourage excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Compensation Committee believes it appropriately weights the performance compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation awards are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term compensation is payable in shares of the Company’s Class A Common Stock, and any such awards are both earned and vested over time. We believe multiple-year performance goals coupled with delayed vesting encourages our executives’ sustained focus on the long-term performance of the Company.

The Compensation Committee has also approved executive stock ownership guidelines with specified equity ownership targets for certain Board elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. Executive vice presidents (which includes the remainder of our named executive officers) are required to own shares of stock of the Company equal in value to two times their annual base salary. Certain other Board elected officers are required to own shares of stock of the Company equal in value to their annual base salary. All Board elected officers subject to these guidelines who were employed by the Company on March 1, 2009 have until December 31, 2013 to meet the applicable ownership targets. Any individual hired, promoted or elected by the Board after March 31, 2009 has three years from the date of such hiring, promotion or election, as applicable, to comply with the applicable ownership targets. We currently expect that all individuals subject to these guidelines will comply therewith in a timely manner. Should an officer fail to meet or show sustained progress toward meeting the applicable ownership requirement, such failure may result in any one or more of the following: a reduction or elimination in any future long-term or other equity incentive awards that such person may otherwise have been entitled to receive; an obligation to use the net after-tax proceeds of any cash bonus paid by the Company to purchase shares of the Company’s stock; or a requirement that any cash bonus to which such individual would otherwise be entitled be paid solely in shares of the Company’s stock.

The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.

Base Salary Compensation

With respect to certain executive officers, including the named executive officers, the Company deemed it appropriate to enter into written employment arrangements with such persons. These employment arrangements typically provide for, among other things, a minimum base salary, which was determined based on, among other things, negotiations with the applicable person, and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable.

The Compensation Committee re-evaluates the base salary of the CEO on an annual basis. In re-evaluating the base salary for the CEO, the Compensation Committee looks primarily at the year over year performance of the Company. The Compensation Committee also performs an assessment of the personal performance of the CEO during the preceding year and external circumstances which may have impacted that performance which were not within the control of the Company or the CEO. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee also looks at market conditions, both within the Company’s industry peer group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of CEOs at other comparable companies. Consistent with the Company’s decision to not award merit-based salary increases to its executive officers, Mr. Bowman did not receive a merit-based salary increase in 2011.

Annual Cash Incentive Compensation

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2011, the Compensation Committee approved target awards under the Short-Term Incentive Plan (“STIP”), a component of the Crawford & Company 2007 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”), for our executive officers, including all of our named executives, other than Mr. Isaac. Mr. Isaac did not participate in the STIP, but instead was eligible to receive annual incentive compensation as described below.

Under the STIP, each participating executive officer is provided clear goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Each annual performance metric is adjusted to eliminate the impact of movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not agree to our published results. In addition, notwithstanding any individual executive’s goals, for 2011, the Compensation Committee determined that overall Company performance, as determined by consolidated operating earnings, was a critical performance measure that would serve as a minimum requirement to be met for any STIP payout to be considered. As a result, and after consideration and review of the Company’s expected results, the Compensation Committee determined that STIP awards would only be considered for payout if consolidated operating earnings exceeded $50,212,000.

For 2011, the Compensation Committee correlated Messrs. Bowman, Swain and Nelson’s performance goals solely to corporate-wide performance, based on their level of responsibility and Company oversight obligations. The awards to these named executive officers were subject to the Company achieving levels of performance in the following metrics deemed critical to the Company’s overall success: (1) revenues, (2) operating earnings and (3) workdays outstanding in total billed and unbilled accounts receivable.

Based upon his level of seniority in the Company and his specific oversight responsibilities, for 2011, the Compensation Committee determined that it was appropriate that the STIP eligibility for Mr. Muress be based 20% on the metrics outlined above, 70% on EMEA/AP segment performance, based on the same three metrics used to evaluate Company performance, and 10% on personal performance.

For both Company and EMEA/AP segment metrics, both achievement and payouts were weighted 30% for revenues, 50% for operating earnings and 20% for workdays outstanding in total billed and unbilled accounts receivable. More weight was allocated to operating earnings as the Compensation Committee believed this was the most critical of the three metrics.

The Compensation Committee set minimum (or threshold), target and maximum performance metrics to be achieved in 2011 and set payouts for each participant (as a percentage of base salary) based on achievement of each metric after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. The maximum award payable to Messrs. Bowman, Swain and Nelson was 250% of their respective target award. The maximum award payable to Mr. Muress was 200% of his target award. The Compensation Committee retains negative discretion to reduce any overall award payouts. The STIP awards granted by the Compensation Committee as well as the actual STIP award paid to Messrs. Bowman, Swain, Muress and Nelson are set forth below.

	Target Award (as a percentage of salary)	Target Award (in dollars)	Actual Award (in dollars)	Actual Award (as a percentage of salary)	Actual Award (as a percentage of target)
Mr. Bowman	49.0%	$357,700	$625,013	85.6%	174.7%
Mr. Swain	36.0	144,000	251,767	62.9	174.8
Mr. Muress	47.5	314,223	382,712	57.9	121.8
Mr. Nelson	36.0	153,000	266,573	62.7	174.2

STIP awards were deemed earned only if achievement of the performance metrics exceeded the specified threshold level. Threshold levels for Company metrics were based on 95% of the target level. Threshold levels for EMEA/AP segment metrics were set at a percentage of the target goals as follows: (i) 95% of the target level for revenues and workdays outstanding in total billed and unbilled accounts receivable and (ii) 96% of the target level for operating earnings. If actual performance did not equal or exceed the threshold level of any metric, no payout was made under that metric. Target goals were derived from the Company’s 2011 internal operating plan. For the Company metrics, the maximum goals were set at a percentage of the target goals as follows: (i) 110% of the target level for revenues and workdays outstanding in total billed and unbilled accounts receivable and (ii) 130% of the target level for operating earnings. For the EMEA/AP segment metrics, the maximum goals were set at a percentage of the target goals as follows: (i) 110% of the target level for revenues and workdays outstanding in total billed and unbilled accounts receivable and (ii) 200% of the target level for operating earnings.

If actual performance equaled target levels, participating executive officers were entitled to 100% of the STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Company metrics in 2011.

	Threshold	Target	Maximum	Actual
Revenues	$969,683,000	$1,020,719,000	$1,122,791,000	$1,107,226,000
Operating Earnings	$59,627,000	$62,765,000	$81,595,000	$77,013,000
Workdays outstanding in Total Accounts Receivable	69.4 days or less	66.1 days or less	59.5 days or less	67.6 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the EMEA/AP segment metrics in 2011.

	Threshold	Target	Maximum	Actual
EMEA/AP Revenues	$282,134,000	$296,983,000	$326,681,000	$326,874,000
EMEA/AP Operating Earnings	$22,328,000	$23,258,000	$46,516,000	$27,176,000
EMEA/AP Workdays outstanding in Total Accounts Receivable	88.5 days or less	84.3 days or less	75.9 days or less	89.0 days

For 2011, Mr. Isaac’s annual incentive compensation was determined pursuant to his negotiated employment agreement. Under the terms of the agreement, Mr. Isaac’s annual incentive compensation is determined by comparing the pre-tax income of GCG in the relevant performance year to the average annual pre-tax income in the preceding five years. No amount is payable if there has been less than 10% growth in pre-tax income. If pre-tax income grows by at least 10%, Mr. Isaac is entitled to a payment of $250,000; if pre-tax income grows by at least 15%, Mr. Isaac is entitled to a payment of $500,000; and if pre-tax income grows by at least 20%, Mr. Isaac is entitled to a payment of $750,000. In 2011, applying the formula in the employment agreement, Mr. Isaac earned $750,000.

Long-Term Incentive Compensation

The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards the long-term future success of the Company. Long-term incentive compensation is payable in shares of the Company’s Class A Common Stock pursuant to the terms of the Company’s Executive Stock Bonus Plan and the Management Team Incentive Compensation Plan. For 2011, long-term compensation for executive officers of the Company (“LTIP”) was awarded under the terms of the Company’s Executive Stock Bonus Plan and the Management Team Incentive Compensation Plan. With respect to certain senior executives (i.e., those potentially subject to Internal Revenue Code Section 162(m)), LTIP awards that are intended to be fully tax-deductible are also subject to the additional terms and conditions of the Management Team Incentive Compensation Plan.

Under the terms of the LTIP, each executive officer was granted an award of performance share units that were eligible to be earned based on the earnings per share of the Company for 2011. The Compensation Committee believes performance share units are an appropriate form of award and earnings per share is an appropriate metric because they are designed to motivate achievement of long-term business and performance goals and to align pay with long-term shareholder value. The performance goals for the LTIP goals were derived from the Company’s 2011 internal operating plan.

If the Company’s 2011 earnings per share was at least $0.49, 50% of the performance share units would have been earned. If the Company’s 2011 earnings per share was $0.55, the “target” level, 100% of the performance share units would have been earned. If the Company’s 2011 earnings per share was $0.61, 150% of the performance share units would have been earned. The percentage of performance share units earned was to be adjusted ratably for earnings per share between $0.49 and $0.61. None of these performance share units would have been earned for earnings per share of less than $0.49. For purposes of the LTIP, the earnings per share performance was deemed to be $0.84, thus 150% of the performance share units were deemed earned.

33% of the earned LTIP awards vested as of December 31, 2011. Up to 50% of the remaining unvested earned LTIP awards may vest on December 31, 2012 if the cumulative earnings per share for the 2011-2012 fiscal year periods equal or exceed $1.18. Any remaining unvested earned LTIP awards may vest on December 31, 2013 if the cumulative earnings per share for the 2011-2013 fiscal year periods equal or exceed $1.86.

Other Elements of Compensation

Based on market competitive and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain participates in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. The Company also provides life insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. The named executive officers also participate in employment arrangements that provide severance and change-in-control protection.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) provides that annual compensation in excess of $1 million paid to certain executive officers is not deductible for the Company unless it is performance-based. It is the policy of the Compensation Committee to have incentive compensation for the Company’s named executive officers qualify for full tax deductibility for the Company to the extent feasible and consistent with our overall compensation philosophy. The Company’s Management Team Incentive Compensation Plan, effective for 2008 and future years, is designed to allow the Compensation Committee to structure short-term incentive compensation (annual incentive awards) and long-term incentive compensation (equity-based awards) under that plan so that the resulting compensation will be qualified ‘performance-based compensation’ eligible for deductibility without limitation under Code Section 162(m). However, the Compensation Committee retains the discretion to pay appropriate compensation, even if it may result in the non-deductibility of certain amounts under federal tax law. No payments made by the Company in 2011 were subject to the non-deductibility limitations of Code Section 162(m).

Summary of Cash and Certain Other Compensation

The following table includes information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
J.T. Bowman	2011	$730,000	$—	$448,165	$—	$625,013	$3,814	$110,115	$1,917,107
President and Chief	2010	730,000	—	214,167	—	507,871	2,677	111,852	1,566,567
Executive Officer	2009	730,000	—	373,332	—	40,185	2,518	127,211	1,273,246

W.B. Swain	2011	400,000	—	229,500	—	251,767	36,395	27,740	945,402
Executive Vice	2010	400,000	—	89,100	—	203,363	22,193	18,908	733,564
President — Chief	2009	400,000	—	184,600	—	16,177	28,060	35,841	664,678
Financial Officer

I.V. Muress(4)	2011	661,522	—	191,283	—	382,712	—	84,457	1,319,974
Executive Vice	2010	617,035	—	59,400	—	290,498	—	79,423	1,046,356
President; Chief Executive Officer — EMEA/AP	2009	601,896	—	123,069	—	299,006	—	77,696	1,101,667

D.A. Isaac	2011	700,000	—	115,875	—	750,000	—	6,021,818	7,587,693
Executive Vice	2010	647,500	—	523,620	—	600,000	—	5,012,537	6,783,657
President; Chief Executive Officer — The Garden City Group, Inc	2009	630,000	—	—	—	—	—	2,477,220	3,107,220

A.W. Nelson	2011	425,000	—	229,500	—	266,573	462	21,248	942,783
Executive Vice	2010	425,000	—	89,100	—	216,073	420	14,188	744,781
President — General Counsel; Corporate Secretary and Chief Administrative Officer	2009	425,000	—	231,775	—	17,188	552	9,050	683,565

(1)

The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 10 of the consolidated financial statements in Item 8 of the Company’s Annual Report for year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards.

(2)

Represents the following amounts for 2011: (i) Mr. Bowman: $3,814 preferential earnings from the Deferred Compensation Plan; (ii) Mr. Swain: $4,653 preferential earnings from the Deferred Compensation Plan and $31,742 actuarial increase in pension value; and (iii) Mr. Nelson: $462 preferential earnings from the Deferred Compensation Plan.

(3)

Represents the following amounts for 2011: (i) Mr. Bowman: a $11,025 Company contribution to the Crawford & Company Savings and Investment Plan (the “401(k) Plan”); a $75,000 Company contribution to the Deferred Compensation Plan; $1,564 in country club dues; a $14,400 automobile allowance; $1,200 for spousal trip expense; and a $6,926 premium payment on term life insurance; (ii) Mr. Swain: a $11,025 Company contribution to the 401(k) Plan; a $16,132 Company contribution to the Deferred Compensation

Plan; $319 in country club dues; $120 dividend on restricted stock; and a $144 premium payment on term life insurance; (iii) Mr. Muress: a $66,153 Company contribution to the U.K. pension fund and a $18,304 automobile allowance; (iv) Mr. Isaac: $6,000,018 in commissions paid pursuant to his employment agreement, and as described in more detail below under “Employment and Change-in-Control Arrangements;” a $9,800 Company contribution to The Garden City Group, Inc. 401(k) Savings Plan; and a $12,000 automobile allowance; and (v) Mr. Nelson: a $6,431 Company contribution to the 401(k) Plan; a $10,397 Company contribution to the Deferred Compensation Plan; $2,282 in country club dues; a $144 premium payment on term life insurance; and a $1,994 automobile allowance.

(4)

Compensation for Mr. Muress is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts paid are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

Grant of Plan-Based Awards

The Company maintains the Executive Stock Bonus Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2011 to each of our named executive officers.

Name and Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. T. Bowman	3/29/11	$—	$—	$—	37,500	75,000	112,500	—		—	$255,000
J. T. Bowman	12/30/11	—	—	—	—	—	—	16,134	(3)	—	65,667
J. T. Bowman(1)	3/29/11	—	357,700	894,250	—	—	—	—		—	—
W. B. Swain	3/29/11	—	—	—	22,500	45,000	67,500	—		—	153,000
W. B. Swain(1)	3/29/11	—	144,000	360,000	—	—	—	—		—	—
I. V. Muress	3/29/11	—	—	—	15,000	30,000	45,000	—		—	102,000
I. V. Muress(1)	3/29/11	—	314,223	628,446	—	—	—	—		—	—
D. A. Isaac	7/1/11	—	—	—	7,500	15,000	22,500	—		—	77,250
D. A. Isaac(4)	—	250,000	500,000	750,000	—	—	—	—		—	—
A. W. Nelson	3/29/11	—	—	—	22,500	45,000	67,500	—		—	153,000
A. W. Nelson(1)	3/29/11	—	153,000	382,500	—	—	—	—		—	—

(1)

Represents the potential payout of awards granted under the STIP. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the potential number of performance share units payable under the LTIP. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” Actual amounts earned under the plan by the named executive officers are reported in the Summary Compensation Table under the “Stock Awards” column.

(3)	Represents stock grant per the terms of Mr. Bowman’s employment agreement.

(4)

Represents the potential payout of previously approved incentive awards in accordance with the terms of Mr. Isaac’s employment agreement entered into in 2011. Actual amounts paid to Mr. Isaac are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at December 31, 2011

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2011 for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. T. Bowman	22,500	—	—	$8.82	1/29/2012	—		—	—		—
	15,000	—	—	4.70	1/28/2013	—		—	—		—
	30,000	—	—	6.66	2/3/2014	—		—	—		—
	125,200	—	—	6.36	9/15/2014	—		—	—		—
	250,000	—	—	4.40	5/6/2018	—		—	—		—
	—	—	—	—	—	16,667	(1)	67,835	—		—
	—	—	—	—	—	—		—	75,000	(2)	305,250
W. B. Swain	7,500	—	—	8.82	1/29/2012	—		—	—		—
	5,000	—	—	4.70	1/28/2013	—		—	—		—
	10,000	—	—	6.66	2/3/2014	—		—	—		—
	—	—	—	—	—	10,000	(1)	40,700	—		—
	—	—	—	—	—	—		—	45,000	(2)	183,150
I. V. Muress	10,000	—	—	5.20	10/29/2012	—		—	—		—
	5,000	—	—	4.70	1/28/2013	—		—	—		—
	10,000	—	—	6.66	2/3/2014	—		—	—		—
	—	—	—	—	—	6,667	(1)	27,135	—		—
	—	—	—	—	—	—		—	30,000	(2)	122,100
D. A. Isaac	4,500	—	—	8.82	1/29/2012	—		—	—		—
	3,000	—	—	4.70	1/28/2013	—		—	—		—
	20,000	—	—	6.66	2/3/2014	—		—	—		—
	—	—	—	—	—	—		—	15,000	(2)	61,050
A. W. Nelson	—	—	—	—	—	10,000	(1)	40,700	—		—
	—	—	—	—	—	—		—	45,000	(2)	183,150

(1)	Remaining shares vest on December 31, 2012.

(2)	Remaining shares vest in two equal installments on December 31, 2012 and December 31, 2013, subject to satisfaction of specified performance targets.

(3)	Based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 30, 2011 (the last trading day of 2011) of $4.07.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. T. Bowman	—	—	88,806	$361,441
W. B. Swain	—	—	43,633	177,586
I. V. Muress	—	—	29,039	118,189
D. A. Isaac	—	—	7,500	30,525
A. W. Nelson	—	—	43,783	178,197

(1)	None of the named executive officers exercised stock options in 2011.

Pension Benefits at December 31, 2011

The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, only Mr. Swain participates in the Retirement Plan, and he has 10 years of credited years of service under this plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. The following table provides information concerning the pension benefits at December 31, 2011 with respect to the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
J. T. Bowman		—	$—	$—
W. B. Swain	Crawford & Company Retirement Plan	10	157,235	—
I. V. Muress		—	—	—
D. A. Isaac		—	—	—
A. W. Nelson		—	—	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. Effective December 31, 2002, accruals under the SERP were also frozen as to the Retirement Plan. The SERP was amended to allow the Company, if it elects to make a discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP service contribution to the Deferred Compensation Plan for participants in the SERP. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
J. T. Bowman	$—	$75,000	$10,847	$—	$279,033
W. B. Swain	61,336	16,132	13,234	10,982	285,412
I. V. Muress	—	—	—	—	—
D. A. Isaac	—	—	—	—	—
A. W. Nelson	—	10,397	1,313	—	35,094

(1)	These amounts were also included in “Salary” for 2011 in the Summary Compensation Table.

(2)	These amounts were also reported in “All Other Compensation” for 2011 in the Summary Compensation Table.

(3)

Of these balances, the following amounts were previously reported as compensation in summary compensation tables in previous years’ proxy statements: Mr. Bowman — $193,186, Mr. Swain — $205,692 and Mr. Nelson — $23,384. This information is provided to clarify the extent to which these balances represent previously reported compensation (rather than additional, currently earned compensation).

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into agreements with certain named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.

Employment and Severance Agreements

Mr. Bowman

In August 2009, the Company entered into an employment agreement with Mr. Bowman, currently effective through August 7, 2013 and automatically renewable for subsequent two-year periods unless Mr. Bowman or the Company give notice of termination six months prior to the applicable termination date. The agreement provides for a minimum annual base salary of $730,000 (subject to increase by the Compensation Committee) and an annual cash bonus based upon the achievement of performance objectives established by the Compensation Committee, as well as severance and other benefits, including a monthly car allowance and payment of life insurance premiums. In 2011, Mr. Bowman was also entitled to receive an award of shares with a fair market value equal to $65,667 (rounded down to the nearest whole share). The employment agreement also generally provides that Mr. Bowman is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

Under the employment agreement, if Mr. Bowman resigns for good reason (as defined in the agreement), if the Company terminates his employment without cause (as defined in the agreement), or if Mr. Bowman’s employment terminates within one year following a change in control (as defined in the agreement) for any reason other than cause, death or disability, Mr. Bowman will be entitled to the following:

•	payment of accrued compensation and benefits;

•	an amount equal to two times his base salary at termination;

•	a pro-rata portion of his annual bonus based on actual performance;

•	reimbursement for group health plan costs for 18 months following termination, or, if earlier, until Mr. Bowman becomes eligible for other group health benefits; and

•	immediate vesting of all outstanding stock options (which will remain exercisable for 90 days from the termination date).

Payment and benefits under the employment agreement are subject to Mr. Bowman signing a restrictive covenant agreement and release. In addition, the employment agreement contains non-solicitation and confidentiality covenants, as well as to certain other covenants, for specified periods after the termination of employment.

In the event any payments made to Mr. Bowman would be subject to the excise tax imposed on “parachute” payments by the Internal Revenue Code, the Company will reduce the payments to Mr. Bowman so that no portion of the payments would be subject to the excise tax, but only if such a reduction would result in Mr. Bowman receiving a greater amount after taxes.

Mr. Swain

In October 2006, the Company entered into an employment agreement with Mr. Swain. The agreement provides for a minimum annual base salary of $290,000, subject to increases from time to time, as well as other benefits, including a company provided car. The employment agreement also generally provides that Mr. Swain is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

Mr. Muress

In January 2002, the Company entered into an employment agreement with Mr. Muress, which automatically terminates when Mr. Muress turns 65, or normal retiring age applicable to directors from time to time. The agreement provides for a minimum annual base salary of £150,000, inclusive of any directors’ fees payable to him and subject to increases from time to time, as well as severance and other benefits. The employment agreement also generally provides that Mr. Muress is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The employment agreement is terminable by either party with six months notice. If the Company terminates Mr. Muress’s employment without the requisite notice, subject to certain exceptions, Mr. Muress is entitled to receive a payment in the amount of his annual base salary at the time of the termination.

Mr. Isaac

Effective January 1, 2011, the Company entered into an employment agreement with Mr. Isaac. The employment agreement is effective through December 31, 2015, and automatically renews for successive one-year periods, unless advance notice of nonrenewal is given by either party during the then-current period. The agreement provides for an annual base salary of $700,000, annual commission payments of 3.1% of GCG’s gross fee revenues and annual and long-term incentive compensation, as well as severance and other benefits. The employment agreement also generally provides that Mr. Isaac is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

If Mr. Isaac’s employment is terminated as a result of death or disability, he is entitled to receive:

•	continued payment of his base salary for a period of six months;

•	continued payment of commissions based on qualifying business initiated prior to his death or disability for two years following his termination;

•	payment of a pro rata portion of his annual incentive compensation for the year of death; and

•	continued payment of his annual incentive compensation for two years following his termination.

If Mr. Isaac’s employment is terminated by Mr. Isaac for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), and such termination is not within three months prior to or twelve months after a change in control (as defined in the agreement), Mr. Isaac is entitled to receive the following:

•	payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination; and

•	continuation of eligible medical benefits under COBRA for twelve months.

If Mr. Isaac terminates his employment for good reason or the Company terminates his employment without cause, and such termination occurs within three months prior or twelve months after a change in control, Mr. Isaac is entitled to receive the same benefits described above for a period of eighteen months.

Receipt of termination payments and benefits under the employment agreement is conditioned on Mr. Isaac signing a general release. In addition, the employment agreement contains non-competition, non-solicitation, confidentiality and other restrictive covenants applicable during employment and for specified periods following termination of employment.

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold.

In the event that payments to and benefits of Mr. Isaac would be subject to the excise tax imposed on certain “parachute” payments by the Internal Revenue Code, such payments and benefits will be reduced by the amount necessary to avoid the excise tax.

Mr. Nelson

In November 2005, the Company entered into a change-in-control and severance agreement with Mr. Nelson. This agreement provides that if Mr. Nelson’s employment is terminated in connection with a change in control or for any reason other than cause, Mr. Nelson will be entitled to the following:

•	an amount equal to his annual base salary at the time of his termination;

•	an amount equal to the prorated portion of any bonuses or incentives, based on actual performance, for the performance period in which the termination occurs;

•	continuation of eligible medical benefits under COBRA for eighteen months; and

•	accelerated vesting of all outstanding option awards, which will be exercisable for 90 days following the date of termination.

Payment and benefits under the agreement are subject to Mr. Nelson agreeing to mutually acceptable confidentiality, non-solicitation, cooperation and other reasonable and customary provisions at the time of his termination.

Equity Incentive Plans and Awards

LTIP awards issued the Company’s Executive Stock Bonus Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards are fully vested as of the date such awards would have otherwise become vested had the executive remained employed by the Company. In the event of an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards are vested on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits

Upon retirement or other termination of employment, the certain named executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation — Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.

Termination and Change-in-Control Table for 2011

The following table summarizes the compensation and other benefits that would have become payable to each of our named executive officers assuming their employment had terminated on December 31, 2011, given the named executive officer's base salary as of that date. In addition, the following table summarizes the compensation that would become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2011.

In reviewing this table, please note the following:

•

For amounts payable as stock awards, we assumed (i) unvested, earned performance share unit awards will fully vest; (ii) unvested restricted stock awards will fully vest; and (iii) unearned performance share unit awards will be deemed earned on a pro-rata basis. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” and “Summary Compensation Table — Grants of Plan-Based Awards.”

•

The amounts shown for stock awards were determined by reference to the closing price of the Company’s common stock on December 30, 2011 (the last trading day of 2011) of $4.07. We assumed out-of-the-money options were not exercised.

•	Life insurance program benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

Benefits and Payments	Change in Control	Termination Without Cause	Termination for Good Reason	Retirement	Death	Disability
J. T. Bowman
Cash Severance	$1,460,000	$1,460,000	$1,460,000	$—	$365,000	$365,000
Stock Awards	133,502	133,502	133,502	133,502	133,502	133,502
Health Benefits	(1)	(1)	(1)	—	—	—
Life Insurance	—	—	—	—	2,000,000	—
Disability Benefits	—	—	—	—	—	(2)

Total	1,593,502	1,593,502	1,593,502	133,502	2,498,502	498,502

W. B. Swain
Cash Severance	—	—	—	—	—	—
Stock Awards	40,700	—	40,700	40,700	40,700	40,700
Life Insurance	—	—	—	—	600,000	—
Disability Benefits	—	—	—	—	—	(2)

Total	40,700	—	40,700	40,700	640,700	40,700

I.V. Muress
Cash Severance	661,522	661,522	—	—	—	—
Stock Awards	27,135	—	27,135	27,135	27,135	27,135
Life Insurance	—	—	—	—	—	—
Disability Benefits	—	—	—	—	—	—

Total	688,657	661,522	27,135	27,135	27,135	27,135

D. A. Isaac
Cash Severance	(3)	700,000 (4)	700,000 (4)	—	350,000	350,000
Stock Awards	—	—	—	—	—	—
Health Benefits	—	(5)	(5)	—	(6)	(6)
Life Insurance	—	—	—	—	1,500,000	—
Disability Benefits	—	—	—	—	—	(7)

Total	—	700,000	700,000	—	1,850,000	350,000

A. W. Nelson
Cash Severance	425,000	425,000	—	—	—	—
Stock Awards	40,700	—	40,700	40,700	40,700	40,700
Health Benefits	(5)	(5)	(5)	—	—	—
Life Insurance	—	—	—	—	150,000	—
Disability Benefits	—	—	—	—	—	(2)

Total	465,700	425,000	40,700	40,700	190,700	40,700

(1)	Mr. Bowman is entitled to reimbursement for group health plan costs for 18 months following termination, or until Mr. Bowman becomes eligible for other group health benefits.

(2)	Disability payments of $11,500 per month would be payable through age 65.

(3)

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold.

(4)

Mr. Isaac is entitled to payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination.

(5)	Continuation of eligible medical benefits under COBRA for eighteen months.

(6)	Continuation of eligible medical benefits under COBRA for twelve months.

(7)	Short-term disability payments of $31,500 per month for 6 months, followed by long-term disability payments of $15,000 per month, would be payable through age 65.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

E. JENNER WOOD, III, CHAIRMAN

CHARLES H. OGBURN

JAMES D. EDWARDS

HARSHA V. AGADI

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 7, 2012, as to shares of Class A and Class B Common Stock beneficially owned by each current director, each of the named executive officers, and all current directors and executive officers as of such date as a group. As of March 7, 2012, there were 29,557,554 shares of Class A Common Stock and 24,697,172 shares of Class B Common Stock outstanding.

	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi	96,142	—	—	—
P. George Benson(3)	72,786	—	—	—
Jeffrey T. Bowman(4)	771,261	—	2.6%	—
Jesse C. Crawford(5)	12,164,539	12,836,881	41.2	52.0%
James D. Edwards(6)	75,786	2,000	—	—
Russel L. Honoré	36,786	—	—	—
Joia M. Johnson	18,462	8,700	—	—
Charles H. Ogburn(7)	201,422	—	—	—
E. Jenner Wood, III(8)(9)	70,536	—	—	—
W. Bruce Swain(10)	174,628	—	—	—
Ian V. Muress(11)	134,652	—	—	—
David A. Isaac(12)	227,694	2,038	—	—
Allen W. Nelson	142,908	—	—	—
All Directors and Executive Officers as a Group (22 persons)(13)	14,837,376	12,852,212	50.2	52.0

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)

Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)	Includes 36,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012.

(4)	Includes 420,200 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012.

(5)

Includes 27,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012. The shares of Class A Common Stock shown as beneficially owned by Jesse C. Crawford include 53,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 7,392,091 shares held in the Estate of Virginia C. Crawford over which he has sole voting power and shared dispositive power, 3,049,406 shares held in three Grantor Retained Annuity Trusts (GRATs) over which his wife is trustee and he has no voting power, but has indirect dispositive power pursuant to a substitution power in the GRATs, and 275,000 shares held in an irrevocable trust over which his wife is trustee and he has no voting powers, but has indirect dispositive power pursuant to a substitution power in the trust. See Note (2) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(6)	Includes 39,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012.

(7)	The shares shown as beneficially owned by Mr. Ogburn include 12,000 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(8)	Includes 33,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012.

(9)

Mr. Wood is Chairman, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division. Mr. Wood disclaims beneficial ownership in any shares held by SunTrust Banks, Inc. or any of its subsidiaries, which shares are not reflected in the table. See “Information With Respect to Certain Business Relationships and Related Transactions” and “Security Ownership of Certain Beneficial Owners.”

(10)	Includes 15,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012.

(11)	Includes 25,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012.

(12)

Includes 23,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012. The shares of Class A Common Stock shown as beneficially owned by David A. Isaac include 37,100 shares held in four trusts for his children over which he has no voting or dispositive power and 1,464 shares over which he shares voting and dispositive power. Mr. Isaac shares voting and dispositive power with respect to the shares of Class B Common Stock shown as beneficially owned.

(13)

Includes 8,114,167 shares of Class A Common Stock and 10,903,119 shares of Class B Common Stock as to which voting or dispositive power is shared and 718,200 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 7, 2012. Also includes 100,726 shares of Class A Common Stock held by Kenneth F. Martino, who resigned as an executive officer as of March 20, 2012, and excludes 29,306 shares of Class A Common Stock held by Danielle M. Lisenbey, who was appointed as an executive officer as of March 20, 2012.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 7, 2012:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,836,881(1)(2)	52.0%

Crawford Partners, L.P. 55 Park Place Atlanta, Georgia 30303	10,466,931(3)	42.4

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,547,461(4)	6.3

SunTrust Banks, Inc. 303 Peachtree Street, NE Atlanta, Georgia 30308	1,555,938(2)	6.3

Linda K. Crawford 57 N. Green Bay Road Lake Forest, Illinois 60045	1,459,977	5.9

(1)

The shares shown as beneficially owned by Jesse C. Crawford include 49,238 shares held in trust for his son over which he has sole voting and shared dispositive power and 384,912 shares held in a trust of which he shares voting and dispositive power.

(2)

As of December 31, 2011. Based upon a Schedule 13G/A filed with the SEC by SunTrust Banks, Inc. (“SunTrust Bank”) on February 8, 2012. According thereto, the shares are held by certain subsidiaries of SunTrust Bank in various fiduciary and agency capacities. SunTrust Bank has sole voting power with respect to 1,121,788 of such shares. SunTrust Bank has sole dispositive power with respect to 1,171,026 of such shares. SunTrust Bank disclaims any beneficial interest in any such shares. Included in the shares beneficially owned by SunTrust Bank are 384,912 shares held in a trust over which SunTrust Banks and Jesse C. Crawford share voting and dispositive power.

(3)	Mr. Crawford has sole voting and dispositive power of the shares held by Crawford Partners, L.P.

(4)

As of December 31, 2011. Based upon a Schedule 13G filed with the SEC by BlackRock, Inc. on February 9, 2012. According thereto, BlackRock, Inc. has sole voting and dispositive power over all such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND

RELATED TRANSACTIONS

For information on the Company’s Related Party Transactions Policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above.

SunTrust Banks, Inc. held 1,555,938 shares of Class B Common Stock of the Company as of December 31, 2011. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Bank has advised us that it exercises voting authority with respect to shares of Class B Common Stock held in fiduciary and agency capacities. In the ordinary course of its business and on prevailing marketplace terms, SunTrust Banks and its affiliates provide certain financial services to the Company. SunTrust Bank, an affiliate of SunTrust Banks, Inc., participates as a lender in the Company’s credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2011. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,108,215(1)	$5.04(2)	7,801,602(3)

(1)

Shares issuable pursuant to the outstanding options under the Company’s stock option plans (1,347,655 shares), the 1996 Employee Stock Purchase Plan, as amended (116,794 shares), and the U.K. ShareSave Scheme (643,766 shares).

(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the 1996 Employee Stock Purchase Plan, as amended, and the U.K. ShareSave Scheme.

(3)

Represents shares which may be issued under the 1996 Employee Stock Purchase Plan, as amended (740,920 shares), the Executive Stock Bonus Plan (4,750,112 shares), the Non-Employee Director Stock Plan (1,310,570), and the International Employee Stock Purchase Plan (1,000,000). Includes 16,134 shares that were granted and were earned but were not vested or issued at December 31, 2011. Excludes all share grants that were unearned at December 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2011, all of its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except for: one late Form 4 filing for Mr. Crawford, two late Form 4 filings for Mr. Frawley, and one late Form 4 filing for Mr. Muress, all due to failure to timely provide transaction detail for accurate filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of Messrs. Wood, Ogburn, Edwards and Agadi. None of the foregoing individuals were officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

SunTrust Banks, Inc. held 1,555,938 shares of Class B Common Stock of the Company as of December 31, 2011. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Bank has advised us that it exercises voting authority with respect to shares of Class B Common Stock held in fiduciary and agency capacities. In the ordinary course of its business and on prevailing marketplace terms, SunTrust Banks and its affiliates provide certain financial services to the Company. SunTrust Bank, an affiliate of SunTrust Banks, Inc., participates as a lender in the Company’s credit facility, for which it receives customary payments of interest, repayments of principal, and fees. The Company’s credit facility was entered into in the ordinary course of SunTrust Bank’s business, and we believe such loans were and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other parties, and such loans do not involve more than the normal risk of collectability or present other unfavorable features. In addition, the Company also maintains a commercial banking relationship with SunTrust Bank. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank Atlanta/Georgia Division.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITOR

Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to serve as independent auditor for the Company for the fiscal year 2012. Ernst & Young has served as the independent auditor of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment. Despite the selection of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the

Audit Committee has the power at any time to select another auditor for 2012, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides some other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2011 and 2010:

	2011	2010
Audit fees(1)	$2,724,045	$2,501,247
Audit related fees(2)	367,805	304,142
Tax fees(3)	403,676	499,374
All other fees	—	—

Total	$3,495,526	$3,304,763

(1)	Audit fees include the annual financial statement audit, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit related fees include: service organization control reports, accounting consultations, and attest services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered by Ernst & Young LLP for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2012.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended. In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence

Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

JAMES D. EDWARDS, CHAIRMAN
CHARLES H. OGBURN
E. JENNER WOOD, III
JOIA M. JOHNSON

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2013 Annual Meeting of Shareholders must be received by the Company no later than November 28, 2012 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2013 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to November 28, 2012 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

March 28, 2012

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/crd Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 8, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 8, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below).

	01	H. V. Agadi	04	J. C. Crawford	07	J. M. Johnson	☐ Vote FOR	☐	Vote WITHHELD
	02	P. G. Benson	05	J. D. Edwards	08	C. H. Ogburn	all nominees		from all nominees
	03	J. T. Bowman	06	R. L. Honoré	09	E. J Wood, III	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2012 fiscal year.						☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Change? Mark box, sign, and indicate changes below: ☐							Date

							Signature(s) in Box

							Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2012

2:00 p.m.

Crawford & Company

Worldwide Headquarters

1001 Summit Boulevard

Atlanta, Georgia 30319

Crawford & Company
1001 Summit Boulevard
Atlanta, Georgia 30319	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2012.

The shares of Class B common stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, and 2.

By signing the proxy, you revoke all prior proxies and appoint J. T. Bowman, W. B. Swain, and A. W. Nelson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.